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                                                                    EXHIBIT 99.1

     INCONTROL BOARD DECIDES AGAINST ADDITIONAL CONVERTIBLE PREFERRED STOCK
                                    FINANCING

REDMOND, WA (June 26, 1998) -- The Board of Directors of InControl, Inc. (NASDAQ:INCL) announced today that the Company will not exercise its rights under a commitment obtained from an investor to purchase $7.5 million of convertible preferred stock on terms substantially equivalent to the convertible preferred stock issued by the Company in April 1988. The Directors believe that additional offerings similar to April's offering of $7.5 million of convertible preferred stock would not be in the Company's best interest. Accordingly, the Company does not intend to enter into any such transactions in the future.

InControl is a leader in developing new therapies for atrial fibrillation, one of the most common heart rhythm disorders. AF affects over five million people in the U.S. and Europe and accounts for more hospitalizations each year than any other heart rhythm disorder. The Company's METRIX (TM) atrial defibrillators are placed and programmed by physicians using techniques similar to those used for implanting ICDs. The METRIX defibrillator is designed to detect the presence of atrial fibrillation and deliver a low-energy shock to convert the heart to normal rhythm. This new therapy is intended for patients suffering from persistent symptomatic episodes of atrial fibrillation. The METRIX atrial defibrillator is the first of its kind to enter clinical investigation in the United States. InControl maintains corporate headquarters in Redmond, Washington and European headquarters in Brussels, Belgium. Its internet address is http://www.incontrol.com.

This release includes forward-looking statements relating to future of the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect the Company's actual results are described in the Company's latest Annual Report on Form 10-K filed with the SEC. the reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.